As filed with the Securities and Exchange Commission on June 1, 2026

Registration No. 333-13173
Registration No. 333-13175
Registration No. 333-59832
Registration No. 333-70710
Registration No. 333-114958
Registration No. 333-188448
Registration No. 333-211203
Registration No. 333-217616
Registration No. 333-240257
Registration No. 333-258398
Registration No. 333-271612
Registration No. 333-279059
Registration No. 333-286978
Registration No. 333-286979

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-13173
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-13175
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-59832
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-70710
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-114958
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-188448
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-211203
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-217616
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-240257
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-258398
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-271612
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-279059
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-286978
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-286979

UNDER THE SECURITIES ACT OF 1933

Enviri LLC
(as successor by merger to Enviri Corporation)
(Exact name of Registrant as specified in its charter)

Delaware	23-1483991
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

Two Logan Square 100-120 North 18th Street, 17th Floor Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

Harsco Corporation 1995 Non-Employee Directors' Stock Plan
Harsco Corporation 1995 Executive Incentive Compensation Plan
SGB Group PLC Discretionary Share Option Scheme 1997

Harsco Corporation Savings Plan
Harsco Retirement Savings and Investment Plan
2013 Equity and Incentive Compensation Plan
2016 Non-Employee Directors’ Long-Term Equity Compensation Plan
(Full title of plan)

Russell C. Hochman
President and Chief Executive Officer
Two Logan Square
100-120 North 18th Street, 17th Floor
Philadelphia, PA 19103
(267) 857-8715
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Philip Richter Joshua Coleman Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 (212) 859-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer

Non-accelerated filer		Smaller reporting company

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
These Post-Effective Amendments (these “Post-Effective Amendments”) relate to each of the Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Enviri Corporation (the “Company”) listed below which have been previously filed with the Securities and Exchange Commission (the “SEC”), are being filed to deregister any and all shares of the Company's common stock, par value $1.25 per share, (the "Common Stock") that remain unsold under each such Registration Statement as of the date hereof.
1.Registration Statement No. 333-13173, originally filed with the SEC on October 1, 1996, to register 150,000 shares of Common Stock issuable pursuant to the Harsco Corporation 1995 Non-Employee Directors' Stock Plan;
2.Registration Statement No. 333-13175, originally filed with the SEC on October 1, 1996, to register 2,000,000 shares of Common Stock issuable pursuant to the Harsco Corporation 1995 Executive Incentive Compensation Plan;
3.Registration Statement No. 333-59832, originally filed with the SEC on April 30, 2001, to register 61,097 shares of Common Stock issuable pursuant to the SGB Group PLC Discretionary Share Option Scheme 1997;
4.Registration Statement No. 333-70710, originally filed with the SEC on October 2, 2001, to register 1,500,000 shares of Common Stock issuable pursuant to the Harsco Corporation Savings Plan;
5.Registration Statement No. 333-114958, originally filed with the SEC on April 28, 2004, to register 750,000 shares of Common Stock issuable pursuant to the Harsco Retirement Savings and Investment Plan;
6.Registration Statement No. 333-188448, originally filed with the SEC on May 8, 2013, to register 6,800,000 shares of Common Stock issuable pursuant to the 2013 Equity and Incentive Compensation Plan (the “2013 Plan”);
7.Registration Statement No. 333-211203, originally filed with the SEC on May 6, 2016, to register 400,000 shares of Common Stock issuable pursuant to the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan (the “2016 Plan”);
8.Registration Statement No. 333-217616, originally filed with the SEC on May 3, 2017, to register 1,000,000 shares of Common Stock issuable pursuant to the 2013 Plan;
9.Registration Statement No. 333-240257, originally filed with the SEC on July 31, 2020, to register 2,070,000 shares of Common Stock issuable pursuant to the 2013 Plan;
10.Registration Statement No. 333-258398, originally filed with the SEC on August 3, 2021, to register 400,000 shares of Common Stock issuable pursuant to the 2016 Plan;
11.Registration Statement No. 333-271612, originally filed with the SEC on May 3, 2023, to register 2,207,000 shares of Common Stock issuable pursuant to the 2013 Plan;
12.Registration Statement No. 333-279059, originally filed with the SEC on May 2, 2024, to register 1,600,000 shares of Common Stock issuable pursuant to the 2013 Plan;
13.Registration Statement No. 333-286978, originally filed with the SEC on May 5, 2025, to register 1,400,000 shares of Common Stock issuable pursuant to the 2013 Plan; and
14.Registration Statement No. 333-286979, originally filed with the SEC on May 5, 2025, to register 400,000 shares of Common Stock issuable pursuant to the 2016 Plan.
Reference is made to (i) an Agreement and Plan of Merger, dated as of November 20, 2025 (the “Merger Agreement”), by and among the Company, CLEH, Inc. (“CLEH”), Enviri LLC (“Enviri LLC”), Veolia Environnement S.A. (“Buyer”) and Liberty Merger Sub Inc. (“Merger Sub”), and (ii) a Separation Agreement, dated as of November 20, 2025 (the “Separation Agreement”), by and among the Company, CLEH, Buyer and Enviri II Corporation (“New Enviri”).
On June 1, 2026, pursuant to the terms of the Merger Agreement and the Separation Agreement: (i) the Company merged with and into Enviri LLC, with Enviri LLC being the surviving entity of such merger, and each outstanding share of Common Stock exchanged for one share of common stock, par value $1.25 per share, of CLEH (the “Holding Company Merger”); (ii) following the Holding Company Merger, CLEH and its subsidiaries, including Enviri LLC and New Enviri, effected a reorganization (the “Reorganization”), resulting in (x) CLEH holding the Clean Earth segment of the Company and owning all the outstanding shares of common stock, par value $0.00001 per share, of New Enviri ("New Enviri Common Stock"), (y) New Enviri owning all of the equity interests of Enviri LLC and (z) Enviri LLC holding the Harsco Environmental and Rail segments of the Company; (iii) following the Reorganization, CLEH distributed all of the outstanding shares of New Enviri Common Stock to the stockholders of CLEH (the former stockholders of the Company) on a pro rata basis (the “Distribution”); and (iv) immediately after the Distribution, Merger Sub, a wholly owned subsidiary of Buyer, merged with and into CLEH, with CLEH surviving as an indirect wholly owned subsidiary of Buyer.
As a result of the Holding Company Merger and the other transactions contemplated by the Merger Agreement and the Separation Agreement, the Company has terminated all offerings of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Enviri LLC as successor by merger to the Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered for issuance under the Registration Statements that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 1st day of June, 2026.

ENVIRI LLC (as successor by merger to Enviri Corporation)

By:	/s/ Samuel C. Fenice .
Name: Samuel C. Fenice Title: Vice President and Corporate Controller

No other person is required to sign these Post-Effective Amendments to Form S-8 Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.